AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2005

REGISTRATION NO. 333-119689-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASHLAND INC.

(formerly New EXM Inc.)

(Exact name of registrant as specified in its charter)

Kentucky	5160	20-0865835
(State or other jurisdiction	(Primary Standard	(I.R.S.
of incorporation or	Industrial Classification	Employer
organization)	Code Number)	Identification No.)

Ashland Inc.
50 E. RiverCenter Boulevard
Covington, KY 41012-0391
(859) 815-3333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Hausrath, Esq.
Senior Vice President, General Counsel and Secretary
50 E. RiverCenter Boulevard
Covington, KY 41012-0391
(859) 815-3333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan Webster, Esq. James C. Woolery, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	William F. Schwind Jr., Esq. Vice President, General Counsel and Secretary Marathon Oil Corporation 555 San Felipe Road Houston, TX 77056-2723 (713) 629-6600	Ted W. Paris, Esq. Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002 (713) 229-1234

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the transactions described herein pursuant to the transaction agreements described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  Registration No. 333-119689-01

(Continued on next page)

EXPLANATORY NOTE

Ashland Inc. (formerly New EXM Inc.) (the “Registrant”) hereby amends its registration statement on Form S-4 (No. 333-119689-01) (the “Registration Statement”), declared effective on May 20, 2005, by filing this Post-Effective Amendment No. 4 (this “Amendment”). ATB Holdings Inc., whose registration statement on Form S-4 (No. 333-119689) was declared effective on May 20, 2005, was merged with and into Marathon Domestic LLC as part of the transactions described below and no longer exists. Accordingly, this Amendment does not amend ATB Holdings Inc.’s registration statement on Form S-4 (No. 333-119689).

At a special meeting of shareholders of the former Ashland Inc. held on June 29, 2005, the shareholders of the former Ashland Inc. approved the transactions and transaction agreements relating to the former Ashland Inc.’s transfer of its interest in Marathon Ashland Petroleum LLC, its maleic anhydride business and 60 Valvoline Instant Oil Change centers in Michigan and northwest Ohio to a wholly owned subsidiary of Marathon Oil Corporation. The transactions were consummated on June 30, 2005. The Registrant is the successor by operation of law to the former Ashland Inc.

This Amendment is being filed solely to add Exhibits 3.4, 24.1, 99.9, 99.10, 99.11, 99.12, 99.14 and 99.15 to the Registration Statement, which Exhibits are the by-laws of the Registrant, powers of attorney, the bring-down opinions of American Appraisal Associates, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered by such firms at the closing of the transactions described above and the consents of such firms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act provide for indemnification of directors, officers, employees and agents of Kentucky corporations, subject to certain limitations. The registrant’s articles of incorporation allow the registrant to indemnify to the fullest extent permitted by law any person who is made party to a proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant.

The registrant has entered into indemnification contracts with each of its directors that require indemnification unless prohibited by law.

The registrant has insurance which insures (subject to certain terms and conditions, exclusions and deductibles) the registrant against certain costs which it might be required to pay by way of indemnification to directors or officers under its articles of incorporation or by-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by the registrant. In addition, the registrant has insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which the registrant or the fiduciaries under its employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 21. Exhibits and Financial Statement Schedules.

(a) See Exhibit Index.

(b) Not applicable.

(c) See Exhibits 99.4, 99.6, 99.7, 99.8, 99.10, 99.11, 99.12, 99.13 and 99.15.

The registrant agrees to furnish to the Commission, upon request, a copy of each agreement with respect to long-term debt of the registrant for which the amount authorized thereunder does not exceed 10% of the total assets of the registrant on a consolidated basis.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on July 12, 2005.

ASHLAND INC.,

By:	/s/ DAVID L. HAUSRATH
Name:	David L. Hausrath
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 12, 2005.

Signature	Title

/s/ JAMES J. O’BRIEN James J. O’Brien	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. MARVIN QUIN J. Marvin Quin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ LAMAR M. CHAMBERS Lamar M. Chambers	Vice President and Controller (Principal Accounting Officer)

* Dr. Ernest H. Drew	Director

* Roger W. Hale	Director

* Dr. Bernadine P. Healy	Director

* Mannie L. Jackson	Director

* Kathleen Ligocki	Director

* Patrick F. Noonan	Director

* George A. Schaefer, Jr.	Director

* Theodore M. Solso	Director

* Michael J. Ward	Director

*By:	/s/ DAVID L. HAUSRATH
David L. Hausrath Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Master Agreement dated as of March 18, 2004 and Amendment No. 1 dated as of April 27, 2005 (attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)†*

2.2	Amended and Restated Tax Matters Agreement dated as of April 27, 2005 (attached as Annex B to the proxy statement/prospectus which is a part of this registration statement)†*

2.3	Assignment and Assumption Agreement (Maleic Business) dated as of March 18, 2004 (attached as Annex C to the proxy statement/prospectus which is a part of this registration statement)†*

2.4	Assignment and Assumption Agreement (VIOC Centers) dated as of March 18, 2004 (attached as Annex D to the proxy statement/prospectus which is a part of this registration statement)†*

2.5	Amendment No. 2 dated as of March 18, 2004 and Amendment No. 3 dated as of April 27, 2005 to the Amended and Restated Limited Liability Company Agreement dated as of December 31, 1998 of Marathon Ashland Petroleum LLC (attached as Annex E to the proxy statement/prospectus which is a part of this registration statement)†*

2.6	Amended and Restated Limited Liability Company Agreement of Marathon Ashland Petroleum LLC dated as of December 31, 1998 (filed as Exhibit 10.17 to Ashland Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference)†

2.7	Amendment No. 1 dated as of March 17, 2004 to the Amended and Restated Limited Liability Company Agreement dated as of December 31, 1998 of Marathon Ashland Petroleum LLC (filed as Exhibit 10.2 to Ashland Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and incorporated herein by reference)†

2.8	Put/Call Registration Rights and Standstill Agreement dated as of January 1, 1998, as amended as of December 31, 1998 among Marathon Oil Company, USX Corporation, Ashland Inc. and Marathon Ashland Petroleum LLC (filed as Exhibit 10.18 to Ashland Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference)†

2.9	Amendment No. 2 dated as of March 17, 2004 to the Put/Call Registration Rights and Standstill Agreement dated as of January 1, 1998 among Marathon Oil Company, USX Corporation, Ashland Inc. and Marathon Ashland Petroleum LLC (filed as Exhibit 10.1 to Ashland Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and incorporated herein by reference)†

2.10	Asset Transfer and Contribution Agreement among Marathon Oil Company, Ashland Inc. and Marathon Ashland Petroleum LLC dated as of December 12, 1997*†

2.11	Amendment No. 1 dated as of December 31, 1998 to the Asset Transfer and Contribution Agreement dated as of December 12, 1997 among Marathon Oil Company, Ashland Inc. and Marathon Ashland Petroleum LLC*†

3.1	Certificate of Incorporation of ATB Holdings Inc. (attached as Annex N to the proxy statement/prospectus which is a part of this registration statement*

3.2	By-laws of ATB Holdings Inc. (attached as Annex O to the proxy statement/prospectus which is a part of this registration statement)*

3.3	Articles of Incorporation of Ashland Inc. (formerly New EXM Inc.), as amended May 9, 2005*

3.4	By-laws of Ashland Inc. (formerly New EXM Inc.)**

3.5	Form of Articles of Incorporation of Ashland Inc. (formerly New EXM Inc.) to be in effect upon the closing of the transactions (attached as Annex F to the proxy statement/prospectus which is a part of this registration statement)*

Exhibit Number	Description of Document

4.1	Specimen certificate of ATB Holdings Inc. common stock, par value $1.00 per share*

4.2	Specimen certificate of Ashland Inc. (formerly New EXM Inc.) common stock, par value $0.01 per share*

4.3	Rights Agreement dated as of May 16, 1996 between Ashland Inc. and National City Bank, as Rights Agent (filed as Exhibit 4.4 to Ashland Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and incorporated herein by reference)

4.4	Amendment No. 1 dated as of March 18, 2004 to Rights Agreement dated as of May 16, 1996 between Ashland Inc. and National City Bank, as Rights Agent (filed as Exhibit 4 to Ashland Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and incorporated herein by reference)

4.5	Indenture dated as of August 15, 1989, as amended and restated as of August 15, 1990, between Ashland Inc. and Citibank, N.A., as Trustee (filed as Exhibit 4.2 to Ashland Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and incorporated herein by reference)

4.6	Indenture dated as of September 7, 2001 between Ashland and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to Ashland Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and incorporated herein by reference)

4.7	Amendment No. 2 dated as of April 27, 2005 to Rights Agreement dated as of May 16, 1996 between Ashland Inc. and National City Bank, as Rights Agent*

5.1	Opinion of Cravath, Swaine & Moore LLP regarding the legality of the ATB Holdings Inc. securities being registered*

5.2	Opinion of Wyatt, Tarrant & Combs, LLP regarding the legality of the New EXM Inc. securities being registered*

8.1	Tax opinion of Cravath, Swaine & Moore LLP*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 5.1 to this registration statement)

23.4	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 8.1 to this registration statement)

23.5	Consent of Wyatt, Tarrant & Combs, LLP (included as part of Exhibit 5.2 to this registration statement)

24.1	Powers of Attorney**

99.1	Form of proxy card of Ashland Inc.*

99.2	Form of electronic mail notice of Ashland Inc.*

99.3	Form of slip notice of Ashland Inc.*

99.4	Opinion of Credit Suisse First Boston LLC (attached as Annex I to the proxy statement/prospectus which is a part of this registration statement)*

99.5	Consent of Credit Suisse First Boston LLC*

Exhibit Number	Description of Document

99.6	Opinion of American Appraisal Associates, Inc. (attached as Annex J to the proxy statement/prospectus which is a part of this registration statement)*

99.7	Opinion of American Appraisal Associates, Inc. (attached as Annex K to the proxy statement/prospectus which is a part of this registration statement)*

99.8	Opinion of American Appraisal Associates, Inc. (attached as Annex L to the proxy statement/prospectus which is a part of this registration statement)*

99.9	Consent of American Appraisal Associates, Inc.**

99.10	Bring-down opinion of American Appraisal Associates, Inc.**

99.11	Bring-down opinion of American Appraisal Associates, Inc.**

99.12	Bring-down opinion of American Appraisal Associates, Inc.**

99.13	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (attached as Annex M to the proxy statement/prospectus which is a part of this registration statement)*

99.14	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.**

99.15	Bring-down opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.**

99.16	Consent of Steptoe & Johnson LLP*

99.17	Consent of those named to be directors of New EXM Inc.*

*	Previously filed.
**	Filed with this amendment.
†	The registrants agree to furnish supplementally a copy of any omitted schedule to the Commission upon request.